                                   Exhibit 11
                       Computation of Earnings Per Share



                                                For the Year Ended
                                                   December 31,
                                              ------------------------
                                                 1998(1)        1997
                                              ------------  ----------
                                              (Dollars in thousands,
                                            except per share amounts)

Net Income                                     $     1,396       --

Weighted average common shares                  11,404,800       N/A
 outstanding

Common stock equivalents due to dilutive        11,404,800       N/A
 effect of stock options

Total weighted average common shares and        11,404,800       N/A
 common share equivalents outstanding

Basic earnings per common share and            $      .003       N/A
   common share equivalents

Diluted earnings per common share              $      .003       N/A

___________________________
(1) Earnings per share is calculated since December 23, 1998, date of the initial public offering. Had the weighted average shares been outstanding the entire fiscal year, pro forma earnings per share would have been $.12.